Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES SECOND QUARTER FISCAL YEAR 2005 OPERATING

RESULTS

Uncasville, Connecticut, May 5, 2005 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a harness racetrack located in Wilkes-Barre, Pennsylvania, known as Pocono Downs, announced today its operating results for the quarter ended March 31, 2005.

Results and significant events for the quarter ended March 31, 2005 were as follows:

•	Second quarter gaming revenues of $284.4 million, a 3.8% increase over the corresponding period in the prior year

•	Gross slot revenues of $200.9 million, a slight decrease from the corresponding period in the prior year

•	Table games revenues of $81.0 million, a 4.8% increase over the corresponding period in the prior year

•	Non-gaming revenues of $55.6 million, a 2.5% increase over the corresponding period in the prior year

•	Income from operations of $58.0 million, an 8.1% decrease from the corresponding period in the prior year

•	Net income of $28.3 million, an 18.4% decrease from the corresponding period in the prior year

•	Adjusted EBITDA, a non-GAAP measure more fully described below, of $80.4 million, a 7.2% decrease from the corresponding period in the prior year

•	On January 25, 2005, completed the approximately $280.0 million purchase of Pocono Downs and five off-track wagering facilities in Pennsylvania, collectively the Pocono Downs entities, and the right to apply for a Category One slot machine license under the Commonwealth of Pennsylvania’s Race Horse Development and Gaming Act of 2004

•	Completed the offering of $250.0 million 6 1/8% Senior Notes due 2013 and $150.0 million 6 7/8% Senior Subordinated Notes due 2015, the proceeds of which were used to repay amounts outstanding under the Authority’s bank credit facility and to pay fees and expenses associated with the issuance of the notes

Second Quarter Operating Results

“Although we experienced several weather-related challenges during the quarter, Mohegan Sun performed admirably overall – a testament to our management team and great staff,” said Mark F. Brown, Chairman of the Authority’s Management Board.

Net revenues for the quarter ended March 31, 2005 increased by $9.2 million, or 3.1%, to $312.7 million from $303.5 million for the same period in the prior year. This increase is primarily the result of the continued growth in gaming revenues at Mohegan Sun, principally table games revenues, and the addition of $5.6 million in racing and off-track wagering revenues as a result of the acquisition of the Pocono Downs entities.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended March 31, 2005 decreased slightly compared to the same period in the prior year. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter ended March 31, 2005 was 8.6% compared to 8.1% for the same period in the prior year. Slot handle for the quarter ended March 31, 2005 decreased by $144.3 million, or 5.8%, to $2.33 billion from $2.48 billion for the same period in the prior year. Gross slot win per unit per day was $357 and $354 for the quarters ended March 31, 2005 and 2004, respectively.

Table games revenues for the quarter ended March 31, 2005 increased by $3.7 million, or 4.8%, to $81.0 million from $77.3 million for the same period in the prior year. Table games hold percentage, or table games revenues divided by table games drop, was 16.0% for the quarters ended March 31, 2005 and 2004. Table games revenue per unit per day was $3,110 and $2,982 for the quarters ended March 31, 2005 and 2004, respectively.

Non-gaming revenues for the quarter ended March 31, 2005 increased by $1.4 million, or 2.5%, to $55.6 million from $54.2 million for the same period in the prior year. Retail, entertainment and other revenues increased by $2.5 million, or 12.1%, to $23.3 million for the quarter ended March 31, 2005 from $20.8 million for the same period in the prior year. This increase is attributable to the increase in gasoline revenues of $1.1 million, or 26.2%, due to the substantial increase in the price per gallon of gasoline at the Mohegan Sun gasoline and convenience center.

Hotel revenues decreased $500,000, or 4.2%, to $11.5 million in the quarter ended March 31, 2005 from $12.0 million in the same period of the prior year. Hotel occupancy increased to 90.6% for the quarter ended March 31, 2005 compared to 81.5% for the quarter ended March 31, 2004. The average daily room rate, or ADR, was $114 for the quarter ended March 31, 2005 compared to an ADR of $129 for the same period in the prior year. The increased occupancy was driven by a higher utilization of the Mohegan Sun hotel by our Players’ Club members. Revenue per Available Room, or REVPAR, was $103 for the quarter ended March 31, 2005 compared to $105 for the same period in the prior year.

Income from operations for the quarter ended March 31, 2005 decreased by $5.1 million, or 8.1%, to $58.0 million as compared to $63.1 million for the quarter ended March 31, 2004. Management attributes the decrease in income from operations to a number of factors including several major storms in the northeastern United States during the quarter as well as increases in certain operating costs and expenses. These increases in operating costs and expenses include increases in the reimbursement of gift cards and complimentaries redeemed at the Shops at Mohegan Sun, approximately $2.0 million in one-time expenses relating to the release of a new series of domestic and Asian targeted television commercials that began airing in the northeastern market during the second quarter of fiscal 2005 and increased costs related to the compliance requirements of the Sarbanes Oxley Act of 2002.

Net income for the quarter ended March 31, 2005 decreased by $6.4 million, or 18.4%, to $28.3 million from $34.7 million for the same period in the prior year. The decrease in net income is primarily due to the decrease in income from operations and a $1.6 million increase in interest expense, which totaled $22.3 million for the quarter ended March 31, 2005 compared to $20.7 million for the same period in the prior year. The weighted average outstanding debt was $1.23 billion for the quarter ended March 31, 2005 and $1.11 billion for the quarter ended March 31, 2004. The weighted average interest rate was 7.2% for the quarter ended March 31, 2005 compared to 7.5% for the same period in the prior year.

Adjusted EBITDA

Adjusted EBITDA for the quarter ended March 31, 2005 decreased by $6.2 million, or 7.2%, to $80.4 million compared to $86.6 million for the same period in the prior year. The Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended March 31, 2005 was 25.7% compared to a 28.6% Adjusted EBITDA margin for the same period in the prior year. The decrease in the Adjusted EBITDA margin was principally attributable to a negative impact on business operations from conditions previously discussed above for the quarter ended March 31, 2005.

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industries. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, loss on early extinguishment of debt and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industries because Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors and others in the casino and hospitality industries.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure. A reconciliation of Adjusted EBITDA to net income is included in the selected financial information that accompanies this press release.

A reconciliation of each property’s Adjusted EBITDA to income from operations is also included in the financial schedules accompanying this press release. On a property level, Adjusted EBITDA is reconciled to income from operations, rather than net income, because of, among other things, the impracticability of allocating interest expense, interest income, and certain other items to Mohegan Sun and Pocono Downs on an individual basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Authority’s individual properties and is consistent with the reporting of other casino and hospitality companies.

Pocono Downs

On January 25, 2005, the Authority and its wholly-owned subsidiary, Mohegan Commercial Ventures PA, LLC, completed their acquisition of the entities owning Pocono Downs, a harness racing facility located on approximately 400 acres in Wilkes-Barre, Pennsylvania as well as five Pennsylvania off-track wagering (OTW) facilities located in Carbondale, East Stroudsburg, Erie, Hazleton and Lehigh Valley (Allentown). The Lehigh Valley (Allentown) OTW is a 28,000 square-foot facility and is the largest OTW in the state of Pennsylvania.

With the completion of the transaction, the Authority has the right to apply for a Category One slot machine license under the Commonwealth of Pennsylvania’s Race Horse Development and Gaming Act of 2004. If the license application is approved, the Act permits the initial installation and operation of up to 3,000 slot machines at the Pocono Downs property. Upon receipt of the license, the Authority plans to develop a new slot machine facility at the Pocono Downs site, which will include restaurants, retail stores, lounges and a small entertainment venue. The Authority also anticipates that it will spend up to $175 million on the construction, furnishing and equipping of the new facility, anticipated to open in 2007, in addition to paying a one-time $50 million fee to the Commonwealth of Pennsylvania once the license is granted.

The Authority paid approximately $280 million for the Pocono Downs entities which was funded through draws on the Authority’s bank credit facility. In accordance with the terms of the acquisition agreement, the Authority has retained certain post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

Results for Pocono Downs and the five OTW’s from the purchase date to March 31, 2005 consisted of racing revenues of $5.6 million, net revenues of $6.2 million and Adjusted EBITDA of $738,000.

Commenting on the completion of the Pocono Downs acquisition, William J. Velardo stated, “We are pleased with the successful acquisition of the Pocono Downs entities. Our Pocono Downs team, under the leadership of Robert Soper, continues the master planning process for the Pocono Downs site and eagerly awaits commencement of the licensing process in Pennsylvania.”

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Quarter Ended		Adusted EBITDA For the Quarter Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
Mohegan Sun	$306,496	$303,475	$82,625	$88,352
Pocono Downs (1)	6,244	—	738	—
Corporate	—	—	(2,974)	(1,713)

Total	$312,740	$303,475	$80,389	$86,639

(1)	Acquired January 25, 2005

(in thousands, unaudited)	Net Revenues For the Six Months Ended		Adjusted EBITDA For the Six Months Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
Mohegan Sun	$625,829	$610,525	$166,716	$165,094
Pocono Downs (1)	6,244	—	738	—
Corporate	—	—	(5,268)	(2,488)

Total	$632,073	$610,525	$162,186	$162,606

(1)	Acquired January 25, 2005

Liquidity, Capital Resources and Capital Spending

As of March 31, 2005, the Authority held cash and cash equivalents of $74.9 million, an increase of $14.1 million from $60.8 million as of September 30, 2004.

In February 2005, the Authority issued $250 million 6 1/8% Senior Notes due 2013 and $150 million 6 7/8% Senior Subordinated Notes due 2015. The Authority used the net proceeds from this offering to repay amounts outstanding under its bank credit facility, including the full amount of its $150.0 million term loan, which is no longer outstanding and available for borrowings, and to pay fees and expenses associated with the issuance.

As of March 31, 2005, $36.0 million was outstanding under the Authority’s $450.0 million bank credit facility revolving loan. The Authority had $413.7 million of available credit under the facility as of March 31, 2005. The Authority’s total debt as of March 31, 2005 was approximately $1.29 billion.

“Completion of the Pocono Downs acquisition, our first acquisition under our diversification program, was a significant milestone for the Mohegan Tribe and the Authority,” commented Leo M. Chupaska, Chief Financial Officer of the Authority. “Additionally, our successful bond issuances, with record low interest rate coupons for the Authority, certainly were among the highlights of this quarter.”

Distributions to the Mohegan Tribe of Indians of Connecticut (the “Tribe”) totaled $33.4 million for the six months ended March 31, 2005. Distributions to the Tribe are anticipated to total $67.5 million for fiscal year 2005.

Capital expenditures totaled $21.3 million for the six months ended March 31, 2005 versus $21.8 million for the same period in the prior year. Capital expenditures at Mohegan Sun are anticipated to be approximately $45.0 million for the 2005 fiscal year, comprised primarily of anticipated maintenance capital expenditures. Capital expenditures for the recently acquired Pocono Downs racetrack site are anticipated to be approximately $10.0 million for the 2005 fiscal year, comprised primarily of design fees for the planned slot machine facility.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Future investments in Pocono Downs related to the payment of a one-time slot machine license fee and the development of a slot machine facility at the racetrack are anticipated to be funded through the bank credit facility.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its second quarter fiscal year 2005 operating results on Thursday, May 5, 2005 at 11:00 a.m. (Eastern Daylight Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 5276580

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mohegansun.com, in the “About Mohegan Sun/Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 1:00 p.m. (Eastern Daylight Time) on Thursday, May 5, 2005. This replay will run through May 19, 2005.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 5276580

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation, and at Pocono Downs, a harness racetrack located in Wilkes-Barre, Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan

Sun and the Pocono Downs facilities, dependence on existing management, local, regional, national or global economic climate, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority can not assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Quarter Ended March 31, 2005	For the Quarter Ended March 31, 2004	For the Six Months Ended March 31, 2005	For the Six Months Ended March 31, 2004
Revenues:
Gaming	$284,395	$273,894	$572,592	$547,960
Food and beverage	20,733	21,372	43,162	43,946
Hotel	11,548	12,049	23,485	24,955
Retail, entertainment and other	23,302	20,794	49,998	45,768

Gross revenues	339,978	328,109	689,237	662,629

Less-Promotional allowances	(27,238)	(24,634)	(57,164)	(52,104)

Net revenues	312,740	303,475	632,073	610,525

Operating costs and expenses:
Gaming	160,781	148,138	328,327	308,159
Food and beverage	10,489	10,522	21,848	21,255
Hotel	3,600	3,725	7,531	7,432
Retail, entertainment and other	6,730	9,922	14,422	22,408
Advertising, general and administrative	47,777	42,816	92,491	86,177
Corporate	3,068	1,713	5,463	2,488
Depreciation and amortization	22,314	23,574	43,570	47,001

Total operating costs and expenses	254,759	240,410	513,652	494,920

Income from operations	57,981	63,065	118,421	115,605

Other income (expense):
Accretion of discount to the relinquishment liability	(6,866)	(7,485)	(13,733)	(14,970)
Interest income	124	117	227	151
Interest expense	(22,282)	(20,668)	(41,452)	(39,669)
Loss on early extinguishment of debt	(280)	(248)	(277)	(248)
Other expense, net	(441)	(69)	(818)	(48)

Total other expense	(29,745)	(28,353)	(56,053)	(54,784)

Income before minority interest	28,236	34,712	62,368	60,821
Minority interest	94	—	195	—

Net income	$28,330	$34,712	$62,563	$60,821

MOHEGAN TRIBAL GAMING AUTHORITY

SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Quarter Ended		For the Six Months Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
Operating Results:
Gross revenues	$339,978	$328,109	$689,237	$662,629
Net revenues	312,740	303,475	632,073	610,525
Income from operations	57,981	63,065	118,421	115,605
Net income	28,330	34,712	62,563	60,821

Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$80,389	$86,639	$162,186	$162,606
Adjusted EBITDA margin	25.7%	28.6%	25.7%	26.6%

Capital expenditures	$13,925	$9,887	$21,291	$21,814
Cash interest paid	$23,279	$22,957	$36,697	$34,762

Balance Sheet Data:
Total assets	$1,871,122	$1,619,048	$1,871,122	$1,619,048
Total debt	1,292,374	1,071,042	1,292,374	1,071,042

MOHEGAN SUN
SUPPLEMENTAL DATA –OPERATING STATISTICS (unaudited)
	For the Quarter Ended		For the Six Months Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
Win Per Unit Per Day:
Slot (gross)	$357	$354	$360	$355
Table Games	3,110	2,982	3,132	3,009

Hold Percentage:
Slot (gross)	8.6%	8.1%	8.4%	8.1%
Table games	16.0%	16.0%	16.2%	15.8%

Slot Market Share:
Slot handle market share	50.5%	51.4%	51.6%	51.5%
Slot win market share	51.2%	51.3%	51.6%	51.6%
Slot handle efficiency	110.7%	106.1%	112.9%	106.8%
Slot win efficiency	112.1%	105.9%	112.8%	107.0%

Hotel Statistics:
Hotel occupancy %	90.6%	81.5%	88.8%	83.9%
Average Daily Rate (ADR)	$114	$129	$117	$131
Revenue Per Available Room (REVPAR)	$103	$105	$104	$110

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Quarter Ended		For the Six Months Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted EBITDA	$80,389	$86,639	$162,186	$162,606
Depreciation and amortization	(22,314)	(23,574)	(43,570)	(47,001)
Minority interest	(94)	—	(195)	—

Income from operations	57,981	63,065	118,421	115,605

Accretion of discount to the relinquishment liability	(6,866)	(7,485)	(13,733)	(14,970)
Interest income	124	117	227	151
Interest expense	(22,282)	(20,668)	(41,452)	(39,669)
Loss on early extinguishment of debt	(280)	(248)	(277)	(248)
Other expense, net	(441)	(69)	(818)	(48)
Minority interest	94	—	195	—

Net income	$28,330	$34,712	$62,563	$60,821

Reconciliation of Income from Operations to Adjusted EBITDA:

A reconciliation of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA is shown below (in thousands):

	For the Quarter Ended March 31, 2005
	Income from Operations	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$60,867	$21,758	$—	$82,625
Pocono Downs (1)	182	556	—	738
Corporate	(3,068)	—	94	(2,974)

Total	$57,981	$22,314	$94	$80,389

(1) Acquired January 25, 2005

	For the Quarter Ended March 31, 2004
	Income from Operations	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$64,778	$23,574	$—	$88,352
Pocono Downs (1)	—	—	—	—
Corporate	(1,713)	—	—	(1,713)

Total	$63,065	$23,574	$—	$86,639

(1) Acquired January 25, 2005

	For the Six Months Ended March 31, 2005
	Income from Operations	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$123,702	$43,014	$—	$166,716
Pocono Downs (1)	182	556	—	738
Corporate	(5,463)	—	195	(5,268)

Total	$118,421	$43,570	$195	$162,186

(1) Acquired January 25, 2005

	For the Six Months Ended March 31, 2004
	Income from Operations	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$118,093	$47,001	$—	$165,094
Pocono Downs (1)	—	—	—	—
Corporate	(2,488)	—	—	(2,488)

Total	$115,605	$47,001	$—	$162,606

(1) Acquired January 25, 2005

Adjusted EBITDA Explanation:

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, loss on early extinguishment of debt and other non-operating income and expense. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net revenues. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino, racing and hospitality companies and therefore comparability may be limited. A further discussion of Adjusted EBITDA is included within the text of this press release.

Press Release Mohegan Tribal Gaming Authority

Uncasville, Connecticut May 5, 2005

Contacts:

William J. Velardo Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000